As filed with the Securities and Exchange Commission on August 31, 2017

Registration No. 333-205036

Registration No. 333-189219

Registration No. 333-174973

Registration No. 333-152169

Registration No. 333-91423

Registration No. 333-80477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205036

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189219

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174973

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152169

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91423

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-80477

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALBANY MOLECULAR RESEARCH, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1742717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Corporate Circle Albany, NY	12203
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated 1998 Employee Stock Purchase Plan

Third Amended 2008 Stock Option and Incentive Plan

Albany Molecular Research, Inc. Amended and Restated 1992 Stock Option Plan

Albany Molecular Research, Inc. 1998 Stock Option and Incentive Plan

(Full title of the plans)

William S. Marth

Chief Executive Officer

Albany Molecular Research, Inc.

26 Corporate Circle

Albany, New York 12203

Telephone: (518) 512-2000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Lori Henderson, Esq.

Albany Molecular Research, Inc.

26 Corporate Circle

Albany, New York 12203

Telephone: (518) 512-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Albany Molecular Research, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-80477), filed with the Commission on June 11, 1999, pertaining to the registration of 2,102,021 shares of Common Stock of the Company, relating to the Albany Molecular Research, Inc. 1998 Stock Option and Incentive Plan and the Albany Molecular Research, Inc. 1998 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-91423), filed with the Commission on November 22, 1999, pertaining to the registration of 875,000 shares of Common Stock of the Company, relating to the Albany Molecular Research, Inc. Amended and Restated 1992 Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-152169), filed with the Commission on July 7, 2008, pertaining to the registration of 1,191,475 shares of Common Stock of the Company, relating to the 2008 Stock Option and Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-174973), filed with the Commission on June 17, 2011, pertaining to the registration of 2,900,000 shares of Common Stock of the Company, relating to the 1998 Employee Stock Purchase Plan and 2008 Stock Option and Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-189219), filed with the Commission on June 10, 2013, pertaining to the registration of 2,400,000 shares of Common Stock of the Company, relating to the 1998 Employee Stock Purchase Plan and 2008 Stock Option and Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-205036), filed with the Commission on June 17, 2015, pertaining to the registration of 2,200,000 shares of Common Stock of the Company, relating to the 1998 Employee Stock Purchase Plan and 2008 Stock Option and Incentive Plan.

On June 5, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UIC Parent Corporation, a Delaware corporation (“Parent”), and UIC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent. Parent and Merger Sub were formed by (i) affiliates of Carlyle Partners VI, L.P. (“Carlyle”) and (ii) GTCR Fund XI/A LP, GTCR Fund XI/C LP, and GTCR Co-Invest XI LP (collectively, “GTCR”). The Merger became effective as of August 31, 2017, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares owned by the Acquiring Parties or the Company and shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) was cancelled and converted into the right to received $21.75 per share in cash, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany in the State of New York, on August 31, 2017.

ALBANY MOLECULAR RESEARCH, INC.

By:	/S/ William S. Marth
Name: William S. Marth
Title: President and Chief Executive Officer (Principal Executive Officer)

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign the Post- Effective Amendments.